[APPLIED MAGNETICS CORPORATION LETTERHEAD]



                                                              EXHIBIT 10(x)
                                                              --------------

                                     September 12, 1994



Mrs. Kathryn E. Gehrke
965 Via Fruteria
Santa Barbara, CA  93110

Dear Kathryn:

This letter confirms the agreement that has been reached between you and Applied Magnetics Corporation (the "Company") regarding your resignation as an officer of the Company and certain changes in your employment relationship with the Company. Subject to the terms and conditions set forth herein and in consideration of the agreements, promises, representations, releases and payments described herein, you and the Company agree as follows:

1. Definitions. Except as otherwise provided, capitalized terms used in this agreement shall have the following definitions:

     1.1 "Retention Agreement" shall mean that certain Retention Agreement between you and the Company dated as of November 3, 1993.

     1.2 "Executive Note" shall have the meaning set forth in the Retention Agreement.

     1.3  "Resignation Date" shall mean August 16, 1994.

     1.4 "Leave Period" shall mean the period commencing on the Resignation Date and ending November 30, 1994.

     1.5 "Employment Period" shall mean the period commencing on December 1, 1994, and ending on the Termination Date.

     1.6 "Termination Date" shall mean May 31, 1995, or such earlier date as may be established, pursuant to Section 4.6 hereof, by either you or the Company as the date on which your employment with the Company terminates.

     1.7 "1989 Plan" shall mean the Company's Amended and Restated 1989 Long Term Incentive Plan.

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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 2


     1.8 "Severance Claim" shall mean the claim referred to in Section 5.3 of this agreement.

     1.9 "Full Time Employment" shall mean providing personal services as an employee, officer or director of any person, corporation, partnership or other form of business, commercial or professional enterprise (other than AMC or any of its subsidiaries) under terms involving a regular work schedule of not less than thirty (30) hours per week.

2. Retention Agreement; Rescission and Termination. You and the Company agree that the Retention Agreement is hereby fully and completely rescinded, terminated and canceled in all respects whatsoever and that both you and the Company are fully and completely released and discharged from their respective obligations and duties thereunder.

3. Resignation as Officer. This will confirm that subject to the terms and conditions of this agreement and in consideration of the agreements, promises and representations set forth herein, effective as of the Resignation Date (a) you have submitted your resignation as Vice President, Chief Financial Officer and Treasurer of the Company, (b) you have advised the Company that you are pursuing other employment and (c) your resignation as Vice President, Chief Financial Officer and Treasurer has been accepted by the Company.

4. Leave of Absence/Responsibilities. Except as set forth in this paragraph and in paragraphs 7 and 9 hereof, as of August 16, 1994, you have been relieved of your responsibilities and duties as Vice President, Chief Financial Officer and Treasurer and in connection with your management and supervision of the financial management, accounting and fiscal activities and other functions and projects over which you have previously exercised management control and direction and, further, that as of August 17, 1994, you are no longer serving as the Company's Principal Financial Officer for purposes of the rules and regulations promulgated under the Federal Securities Laws.

     4.1 During the Leave Period, you will be on paid leave of absence and the terms of your employment shall be as follows:

          A. You will be available, on an occasional basis, to provide personal services consisting of advice and assistance relating to the transition of your former duties.

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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 3

          B. You will inform the Company promptly upon your accepting Full Time Employment.

          C. Should you start Full Time Employment with another firm prior to November 30, 1994, such employment will not affect your continued status as an employee of the Company or the Company's obligations under subparagraph D below, provided that you have not otherwise materially breached any of your obligations and duties to the Company.

          D. The Company will continue to pay you your current salary ($3,076.92 per week) in accordance with the Company's usual and customary payroll practices.

     4.2 During the Leave and Employment Periods, the Company will make available to you access to voice mail messages and limited secretarial support to provide phone answering and mail sorting services to you in connection with your efforts to obtain employment elsewhere.

     4.3 During the Employment Period, and provided you have not commenced Full Time Employment, you will continue to be employed by the Company and will be expected to work on temporary assignments in the Santa Barbara area, in matters consistent with your skills and experience, under the direction of certain officers or managers of the Company from time to time and the terms of your employment shall be as follows:

          A. You will be paid a salary at the rate of $1,538.46 per week in accordance with the Company's usual and customary payroll practices.

          B. During the Employment Period your employment will be that of a twenty (20) hour per week part-time employee with work schedule arrangements to be agreed between you and the Chief Executive Officer, the President or such other Company officer or member of management as the Chief Executive Officer or President may designate.

          C. You will inform the Company promptly upon your accepting Full Time Employment with another firm.
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 4

     4.4 You will continue to accrue paid time off ("PTO") benefits during the Leave and Employment Periods so long as you continue to be employed by the Company. On the Termination Date, the Company will pay to you all accrued and unpaid/unused PTO benefits (payable at your salary rate in effect as of the Resignation Date).

     4.5 Your employment by the Company during the Leave and Employment Periods shall be subject to the same policies, practices and procedures that applied to your status as an employee prior to the date hereof, including, but not limited to, (a) your continuing obligations to perform your duties and responsibilities diligently and in a professional and loyal manner in accordance with the Company's policies and your general and specific obligations as an employee, including, for example, duties concerning the preservation and protection of confidential information and refraining from participating in any conduct, activities, relationships or investments which conflict with the interests of the Company, or which compete with the business and operations of the Company, and (b) the at-will nature of your employment relationship with the Company and, subject
          to the provisions of paragraph 4.   6     below, the rights of both
          you and the Company to terminate this employment relationship with or without notice or cause.

     4.6 Either the Company or you may terminate your employment during either the Leave or Employment Periods subject to the following:

          A. If your employment during the Leave Period is terminated (i) by you, the Company shall be obliged to continue making salary payments to you in accordance with Section 4.1E hereof, the Termination Date shall be November 30, 1994, you will be paid all accrued and unpaid PTO benefits on such date, and the Company shall have no further or continuing liability to you after such date except for the obligation to reimburse you for uninsured medical expenses as described in Section 5.1 hereof; or (ii) by the Company, the Company shall be obliged to continue making salary payments to you in accordance with Section 4.1E, the Termination Date shall be November 30, 1994, the Company shall pay to you all accrued and unpaid PTO benefits plus the sum of $46,000 and the Company shall have no further or continuing obligation or liability to make additional payments to you except for the obligation to reimburse you for uninsured medical expenses as described in Section 5.1 hereof.
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 5


     B. If your employment relationship is terminated during the Employment
        Period: (i) by the Company, the Company will pay to you an amount equal to the number of full weeks remaining from the date of such termination to May 31, 1995, multiplied by $1,769.22 (ii) by you, from and after such termination, you will forfeit, will not be entitled to receive and hereby release and discharge the Company from, any continuing obligation to pay to you any further or continuing weekly or other salary.

     C. For purposes of clauses 4.6A(i) and 4.6B(ii) above, if you commence Full Time Employment during the Leave Period or the Employment Period, as the case may be, your employment shall be deemed to have been terminated by you.

5. Benefit/Compensation Plans. As of the Resignation Date, all of your rights under the 1989 Plan shall expire and all Restricted Stock Grants previously issued to you under this Plan which are subject to Restrictions (as defined in the 1989 Plan) are forfeited. As of the Termination Date, all of your rights to participate in the Company's employee benefit plans (including, but not limited to group medical, life and disability insurance plans, Stock Option, Cash Profit Sharing, Stock Purchase and other plans) will terminate, except as follows:

     5.1 Group Medical Insurance. You will be entitled to continue participation in the Company's group medical insurance plan under COBRA should you elect to do so, subject to the terms and conditions of the plan and payment by you of the applicable premiums. If you are interested in making such an election, please contact Human Resources. We will reimburse you for the uninsured portion of medical costs incurred by, and provided to you, during the Leave Period; provided, however, that (a) the Company's reimbursement obligation shall not exceed $6,000 in the aggregate, and (b) neither such reimbursement nor the Company's agreement to reimburse shall be deemed an admission on the Company's part that it is liable for these costs. Bills and statements with respect to these costs shall be submitted to the Company (Attention: General Counsel) on or before January 30, 1995.

     5.2 1992 and 1994 Stock Option Plans ("Option Plans"). You will, for a period of ninety (90) days following the Termination Date, be permitted to exercise the option installments which became exercisable on or before the Termination Date (to the extent you have not previously exercised such option installments) subject, however, to the terms and conditions
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 6

          of the Option Plans. All option installments which become exercisable under the Option Plans after the Termination Date will be forfeited.

     5.3 Retention Agreement Payments. Without limiting the generality of any release, discharge or rescission made, executed or provided by you, or agreed by you to be made, executed or provided, under this letter agreement, in consideration of the agreements, promises and covenants of the Company, including, but not limited to, the loan forgiveness provisions of paragraph 6, below, you hereby agree that you hereby waive, release and discharge the Company from any obligation or duty to pay to you either (i) the aggregate amount of $366,666 (the "Severance Claim") which you have alleged is due you from the Company as the Minimum Bonus and other payments under Section 6.2(b) and 6.2(c) of the Retention Agreement or (ii) any other severance or other payment in connection with, arising from or relating to the termination of your employment with the Company.

6. Loan Forgiveness. You and the Company acknowledge that the Company has loaned to you the principal sum of $150,000 pursuant to the Executive Note. For and in consideration of the agreements, rescissions, releases, waivers and discharges provided by you hereunder, including, but not limited to, those set forth in Section 5.3 hereof, the Company agrees that upon your acceptance of this letter agreement in the manner provided below, the obligations to pay the Executive Note shall be completely forgiven and discharged and the Company will, as promptly as practicable, execute and deliver to you the Executive Note marked "canceled" and a reconveyance of the Deed of Trust securing such Executive Note.

7. Litigation Support. It is acknowledged that the Company is involved, and may in the future be involved, in certain commercial and other disputes, controversies and lawsuits which relate to or involve your former, current or future duties and responsibilities as an employee and/or officer of the Company (herein "Company Litigation"). You agree to cooperate in all reasonable respects with the Company and its attorneys in connection with the Company's prosecution or defense of or response to the Company Litigation including, for example, making yourself available to the Company's representatives and to the Company's attorneys for purposes of conferences, meetings, compilation and communication of records and facts, and appearing as a witness or prospective witness in connection with deposition or other testimony that may be required in connection with such defense. It is our expectation that you will do this on a basis which will be at such times and places that are mutually convenient to

Mrs. Kathryn E. Gehrke
September 12, 1994
Page 7


     you, the Company, the Company's attorneys and plaintiff's attorneys. We understand that attendance at such conferences, meetings, depositions, etc. may otherwise require taking time off from any new job you may secure, and we acknowledge that your availability will be contingent upon your obtaining consent from any new employer to take such time off. You agree to exert your best reasonable efforts to obtain such consent. The Company will reimburse you for all travel and other reasonable out-of-pocket expenses relating to your attendance at conferences, meetings, depositions and the like relating to the Company Litigation. Travel and lodging arrangements will be consistent with the Company's then current practices regarding selection and class of travel and accommodations and are to be made through the Company's travel department. In connection with your involvement in the defense of the Company Litigation you also understand and agree that the matters that you discuss with the Company and its attorneys are likely to be of a confidential and privileged nature and you agree to comply with all instructions and advice provided to you by the Company and its attorneys with respect to the confidential and privileged nature of such communications. You will not be entitled to receive from the Company any additional compensation or payment in connection with the litigation support to be provided by you pursuant to this agreement so long as the Company Litigation for which your services are required or requested involve matters or actions in which (a) you are named in a Complaint, Cross-Complaint or counter claim as a defendant, together with the Company, any of its subsidiaries, or any officers, directors or employees of the Company or such subsidiaries, (b) allegations, claims or charges that have been made or threatened against you and/or the Company (or any of its subsidiaries) which relate to or involve your former, current or future duties as an employee or officer of the Company, or (c) you are or may be either (i) entitled to indemnification from the Company pursuant to the By-Laws or the Delaware General Corporations Law or (ii) entitled to coverage under one or more directors' and officers' or other insurance policies maintained at any time by the Company herein (collectively, "Interested Litigation"). If the Company Litigation as to which you provide support and assistance involves matters or disputes other than Interested Litigation, you will be compensated at an hourly rate of $50.00 for each hour of service provided by you at the request of the Company to the extent, and only to the extent, that such service exceeds twenty (20) hours in any calendar quarter.

8. Release. You acknowledge and agree that this letter agreement constitutes a full and complete settlement, release and discharge of any and all claims that you may have against the Company or any of its agents, officers, directors, employees, stockholders, subsidiaries and affiliates (collectively the "AMC
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 8


     Group") for fault, wrongdoing or liability of whatsoever nature arising from or in connection with your employment relationship with the Company or any member of the AMC Group or the termination of that relationship. No covenants, terms or conditions hereof shall be deemed an admission by the Company or any member of the AMC Group in connection with or otherwise arising from your employment relationship with the Company or any members of the AMC Group or the termination of such employment relationship. Subject to the provisions set forth herein, you hereby fully release the Company and each member of the AMC Group and their respective agents, officers, directors, servants, stockholders, employees, representatives, assigns and successors from all rights, claims, demands, causes, liabilities and actions of any nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, which you now have, hold or claim to own, arising out of, or in any way connected with or relating to the Retention Agreement and to your employment with the Company or any member of the AMC Group, or the termination of any such employment, including, but not necessarily limited to: (a) the Severance Claims, (b) any rights, claims, demands, allegations, causes or liabilities relating to, arising from, connected with or relating to the Retention Agreement, or (c) wrongful discharge, unjust dismissal, the California Fair Employment and Housing Act, impairment of economic ability, breach of implied covenants of good faith and fair dealing, emotional distress, personal injury or other tort (collectively the "Released Claims"); provided, however, that nothing contained herein shall be construed as a release or discharge of: (i) any rights to indemnification under and subject to the provisions of Article VII of the By-Laws of the Company, a copy of which has been furnished to you, (ii) any rights under California Labor Code (S)2802, or (iii) any rights under the Company's Directors' and Officers' Insurance Policy and Company Reimbursement Policy No. 440-99-28 with National Union Fire Insurance Company, subject, however, to the terms, conditions, limitations and exclusions set forth in such policy. You further acknowledge and agree that this release constitutes a release and discharge of known and unknown claims and that you hereby expressly waive the benefits of California Civil Code (S)1542 which provides in part that:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor."
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 9


     You hereby waive and relinquish benefits which you may have under Section 1542 and acknowledge that you may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the Released Claims, but it is your intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which now exist, may exist or heretofore have existed between you and the Company.

     To the extent that, after the execution of this agreement, any claim or action including but not limited to any claim under 11 U.S.C. (S)(S) 544, 547 or 548, California Civil Code (S)3439.01, et seq or any other provision relating to bankruptcy or insolvency claims, the effect of which is to set aside or avoid a fraudulent transfer, preference payment or other consideration made to or received by you in connection with this Agreement or the transactions contemplated hereunder ("Avoidance Actions") is brought by or for the benefit of the Company or any of its creditors, past, present or future, or any trustee in bankruptcy or receiver acting for the estate of the Company, the Severance Claim (together with any other claims that you may have against the Company or any trustee in bankruptcy or receiver acting for the estate of the Company as a result of such Avoidance Actions) may be interposed by you in defense of such Avoidance Actions, may be used in settlement thereof and may be asserted against the settlement thereof and may be asserted against the plaintiffs in such Avoidance Actions as a claim against the Company or its estate and for all such purposes, but only such purposes, shall not be deemed to have been released, settled or compromised.

     Nothing contained herein shall be deemed an admission by the Company of any liability in connection with or arising from the Released Claims.

9. Confidentiality. You acknowledge that you have entered into a Confidentiality and Assignment Agreement ("Confidentiality Agreement") with the Company and that, as an employee and officer of the Company, you are obliged to comply with the Company's policies and procedures with respect to confidential, proprietary and non-public information. You also acknowledge that during the term of your employment with the Company, you have had access to and knowledge of sensitive, confidential and proprietary information and data including, without limitation, financial information, business plans and strategic information (such as, but not limited to plans, prospects and considerations regarding resource planning, corporate financial strategies, possible credit and financing agreements, capital formation strategies, operations and financial projections and forecasts, merger, acquisition and corporate partnering

Mrs. Kathryn E. Gehrke
September 12, 1994
Page 10

     strategies) identification of executives, managers and employees of the Company, including their specific skills, knowledge, compensation and other data (collectively "Confidential Information").

     You agree that you will not, without the Company's prior written consent, at any time after the date of this letter, divulge, furnish or make accessible to anyone or use in any way, any of such Confidential Information in any manner which would injure the Company or interfere with its contractual relations. You further agree that you will refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company, including, but not necessarily limited to, any conduct or activity which would cause disruption, damage or otherwise impair or interfere with the Company's business by interfering with or raiding its employees, soliciting employees to leave the Company to accept employment with, or provide personal services to, any other firm or Company, or by disrupting its relationships with its employees, customers, vendors, agents, representatives or otherwise.

     You and the Company agree to keep this letter agreement, including the existence and contents hereof, in confidence and not to disclose the same or any of its terms to any third party without the written consent of the other. However, nothing contained herein shall prevent (a) either party from disclosing this letter agreement or the terms thereof to their respective accountants and attorneys and, in the case of the Company, to its employees and directors who have a need to know of the existence and contents hereof; (b) you from disclosing the terms of this letter agreement to your spouse or to banks or other financial institutions in connection with your obtaining loans or credit from such entities provided that you shall first advise those firms of the confidential nature of this letter agreement; or (c) the Company from disclosing either (i) the termination of your employment relationship with the Company, or (ii) the terms and conditions of this letter agreement or from filing copies of this letter agreement with any state or federal regulatory agencies, including the Securities and Exchange Commission, if such disclosure or filing of copies is considered by the Company as necessary or appropriate to comply with federal or state securities laws or regulations or other legal or regulatory requirements.

10.  General Provisions
     ------------------

     10.1 Governing Law/Entire Agreement. This letter agreement, which is made under and shall be governed by the laws of the state of California, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 11


          respect to such subject matter, and there are no other agreements, representations, or warranties relating to the subject matter of this letter agreement that are not set forth herein.

     10.2 Successors and Assigns. This agreement shall extend to and be binding upon you and your legal representatives, heirs, beneficiaries and distributee, and no amendment, waiver or modification of this agreement, or any of the terms or conditions hereof, shall be deemed effective unless made in writing and signed by you and an officer of the Company.

     10.3 Representation by Counsel. The Company has not furnished legal representation to you in connection with this agreement but has been represented by its counsel. The Company and its counsel have advised you that you may seek independent counsel in connection with this agreement and you have been afforded the opportunity to do so, and have in fact consulted with independent legal counsel, prior to your execution of this agreement.

     10.4 Resignations. You agree to execute and deliver such letters and other documents as the Company may reasonably request confirming your resignation, as of the Resignation Date or such other date as may be requested by the Company, as an officer or director of the Company or any of the Company's directly or indirectly owned subsidiaries.

     10.5 Payroll Withholdings, etc. All amounts payable to you hereunder shall be paid in accordance with the Company's normal payroll practices and shall be subject to usual and customary payroll deductions for federal and state withholding taxes, and the like. You acknowledge that the loan forgiveness provisions of this letter agreement will result in taxable income to you and will be reflected in your W-2 income for 1994. The Company will withhold from your final paycheck during the Leave Period an amount sufficient to cover FICA withholding obligations (1.45%) of the income attributable to the loan forgiveness. The Company will not withhold usual and customary federal and state withholding taxes from this amount on the understanding that you will be solely responsible for the income taxes attributable to this amount.
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Mrs. Kathryn E. Gehrke
September 12, 1994
Page 12


11. Acceptance, Time to Execute and Return Agreement and Release. All of the Company's duties and obligations, and your rights, hereunder are subject to the express condition precedent that you sign this letter agreement and return the signed copy to me or Mr. Raymond P. Le Blanc on or before 6:00 p.m., September 13, 1994.

12. Certification. In accordance with the provisions of Section 8 of the Retention Agreement, the officer executing this letter agreement on behalf of the Company hereby certifies that the termination and rescission of the Retention Agreement has been approved by a Disinterested Board.

I am pleased that we were able to conclude this in a professional and cooperative manner. If the provisions of this letter are acceptable, please sign and return the enclosed copy in accordance with paragraph 11 above.


                         Yours very truly,

                         APPLIED MAGNETICS CORPORATION



                         William R. Anderson
                         President & Chief Operating Officer


ACKNOWLEDGED AND ACCEPTED
this 13 day of September, 1994.



- - --------------------------------
Kathryn E. Gehrke